Exhibit 99.1

A summary of Ms. Gordon’s updated 2006 base salary and previously granted additional compensation is a follows:

Base Salary	Annual Incentive Cash Target	October 2005 Restricted Stock Award*
$361,000	$180,500	5,000 shares

*	These shares were granted on October 3, 2005, as time-based restricted stock, subject to forfeiture based on a 4 year/25% per year vesting requirement. The initial vesting date was July 1, 2006.

iv